China Bio Energy Holdings Announces Name Change to 'China Integrated Energy, Inc.'

XI'AN, China, Sept. 18 /PRNewswire-Asia-FirstCall/ — China Bio Energy Holding Group Co. Ltd. (Nasdaq: CBEH - News; the "Company"), a leading integrated bio-diesel producer & distributor, wholesale distributor and processor of heavy oil and finished oil products, and operator of retail gas stations in China, today announced that the Company changed its name from "China Bio Energy Holding Group Co. Ltd." to "China Integrated Energy, Inc., " effective September 18, 2009, to more accurately reflect the direction and business of the Company.

The Company filed a definitive information statement (Schedule 14C) with the SEC to furnish shareholders with notification of the name change to "China Integrated Energy, Inc." on August 12, 2009. The amendment to its Certificate of Incorporation was filed with the State of Delaware on September 17, 2009. The Company's common stock will remaining trading on the Nasdaq Capital Market under its current symbol "CBEH". In connection with the name change the Company's CUSIP has changed to "16948P 105", effective September 18, 2009.

"We are pleased to have successfully completed our name change to China Integrated Energy Inc. We believe that our new name better reflects our primary business operations and growth strategy in the alternative and traditional fuel markets", said stated Mr. Gao Xincheng, Chief Executive Officer. "We believe it communicates our strength, experience and focus on becoming the leading integrated bio-diesel producer & distributor, wholesale distributor and processor of heavy oil and finished oil products, and operator of retail gas stations throughout China." Mr. Gao Xincheng concluded, "We believe these changes to our name are in the best interest of our shareholders and will better reflect our vertically integrated platform to the investor community at large."

About China Bio Energy Holdings Group

CBEH is a distributor of refined oil products including gasoline, diesel, and heavy oil, and a manufacturer and distributor of bio-diesel fuel. CBEH's bio-diesel fuel is made at its 100,000-ton capacity facility in Shaanxi Province. Feedstock consists of naturally growing non-edible seeds and waste oil from restaurants. CBEH's bio-diesel can be used as a complete substitute for petro-diesel or can be blended with petro-diesel. The Company's products are sold via its own distribution network, which includes six retail gas stations in Shaanxi Province that have both road and rail access.

Cautionary Statement Regarding Forward-Looking Information

The upcoming presentations and discussions may contain forward-looking information about the Company. Forward-looking statements are statements that are not facts. These statements can be identified by the use of forward- looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and statements which may include discussions of strategy, and statements about industry trends future performance, operations and products of each of the entities referred to above. Actual performance results may vary significantly from expectations and projections as a result of various factors, including without limitation and the risks set forth "Risk Factors" contained in the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and the Registration Statement on Form S-1 and the amendments thereto filed with the Securities and Exchange Commission.

    For more information, please contact:

    China Bio Energy Holding Group
      Alex Gong, VP of Capital Market
      Tel:     +86-136-0127-9912
      Email: alexgong08@gmail.com
      Web:   http://www.cbeh.net.cn

    HC International, Inc.
      Ted Haberfield, Executive VP
      Tel:     +1-760-755-2716
      Email: thaberfield@hcinternational.net
      Web:   http://www.hcinternational.net